Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES NOVEMBER CASH DISTRIBUTION
     DALLAS, Texas, November 17, 2006 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.093759 per unit, payable on December 14, 2006, to unit holders of record on November 30, 2006.
     This month’s distribution decreased from the previous month due primarily to a slight decrease in oil production in the Texas Royalty Properties, significantly lower oil prices, and slightly lower gas prices. This would primarily reflect production for the month of September. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 50,686 bbls and 234,102 mcf. The average price for oil was $57.97 per bbl and for gas was $6.98 per mcf. Capital expenditures were approximately $1,414,604. As of October 31, approximately 73% of the 2006 capital expenditures budget has been expended. It is anticipated the remaining capital expenditures will be fully met for the rest of the year.
     The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil		Oil	Gas
	(Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	50,686	234,102	$57.97	$6.98

Prior Month	55,817	220,460	$66.71	$7.70
For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877 .228.5085